EXHIBIT 99.1

Harvard Bioscience Names Kam Unninayar as Chief Financial Officer

Seasoned Financial Executive With More Than a Decade in Global Life Science Instrumentation, Will Begin on November 26

HOLLISTON, Mass., Oct. 22, 2018 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company”), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, appointed Kam Unninayar as Chief Financial Officer (CFO), effective November 26, 2018.

Ms. Unninayar joins Harvard Bioscience with global financial leadership experience spanning more than two decades at public companies in the life sciences and consumer product industries. Most recently, she was CFO at Tetraphase Inc., a clinical stage biopharmaceutical company. Ms. Unninayar spent more than eleven years at Thermo Fisher Scientific, a global leader in serving science, across multiple roles leading financial operations, corporate financial planning and analysis, finance for business strategy, and acquisitions and integrations. During her tenure there, she was Vice President Finance for the Customer Channels group, Laboratory Products and Services segment, and other businesses with revenues that ranged from $200 million to $4 billion. Earlier in her career, Ms. Unninayar held finance roles with increasing responsibilities at Fortune 500 consumer companies.

Jeff A. Duchemin, Chief Executive Officer of Harvard Bioscience, commented, “Maintaining a competitive position within the global laboratory instrumentation industry requires insightful and experienced financial management. Kam Unninayar has proven herself to be an outstanding individual in this regard with a distinguished track record. Kam brings her deep knowledge of our industry, including overseeing growth strategies, operational excellence, and acquisitions while in financial leadership positions for various business segments at public companies. I look forward to partnering with Kam as we advance the Company through the next phase of growth and profitability.”

Ms. Unninayar said, “Harvard Bioscience has brought life science innovations to market for more than a century. I am excited to be joining during what is a transformative phase in the Company’s evolution. I look forward to being a member of the executive team to help the Company deliver on its strategy, accelerate its growth trajectory, and enhance value for customers and shareholders.”

Ms. Unninayar has a Master of Science in Administration from Wichita State University and a Master of Finance and Control and Bachelor of Commerce from the University of Delhi, India.

Ms. Unninayar replaces Robert E. Gagnon, who resigned the position of Chief Financial Officer effective August 31, 2018.

About Harvard Bioscience
Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

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